Filed Pursuant to Rule 424(b)(3)

Registration No. 333-290424

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated January 16, 2026)

Micropolis AI Robotics

Up to 7,100,000 Ordinary Shares (for resale)

This prospectus supplement (“Prospectus Supplement”) updates and supplements the information contained in the prospectus dated January 16, 2026 (the “Prospectus”), which forms a part of our registration statement on Form F-1 (File No. 333-290424). The Prospectus relates to the resale from time to time by Streeterville Capital, LLC (the “Selling Shareholder”) of ordinary shares of Micropolis AI Robotics (the “Company,” “Micropolis,” “we,” “us” or “our”) that are issuable upon conversion of a convertible promissory note and upon exercise of a warrant originally issued to the Selling Shareholder.

Under the Securities Purchase Agreement dated August 21, 2025, we issued to the Selling Shareholder (i) a convertible promissory note in the original principal amount of 5,430,000 dollars and (ii) a warrant to purchase up to 5,000,000 of our ordinary shares at an initial exercise price of 5.00 dollars per share, in consideration for gross proceeds of 5,000,000 dollars. The Prospectus covers, among other things, the resale by the Selling Shareholder of up to 7,100,000 ordinary shares, comprised of both conversion shares issuable under the note and warrant shares issuable upon exercise of the warrant.

This Prospectus Supplement describes recent amendments to the warrant held by the Selling Shareholder and updates the Prospectus solely to reflect those amendments and the corresponding changes to the number of ordinary shares that may be issued upon exercise of the warrant and offered for resale under the registration statement.

Our ordinary shares are listed on the NYSE American under the symbol “MCRP.” On March 23, 2026, the last reported sale price of our ordinary shares on the NYSE American was $2.91 per share.

Investing in our securities involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors” beginning on page 14 of the Prospectus, and any risk factors described or incorporated by reference in this Prospectus Supplement, before making any investment decision.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities regulator has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

You should read this Prospectus Supplement together with the Prospectus and any other prospectus supplements or amendments we may file, as well as the information incorporated by reference in the Prospectus and this Prospectus Supplement. To the extent any information in this Prospectus Supplement is inconsistent with the information contained in the Prospectus or any earlier-filed prospectus supplement, the information in this Prospectus Supplement shall control.

The date of this Prospectus Supplement is March 24, 2026.

Amendment to Streeterville Warrant

On March 23, 2026, we entered into an amendment to the warrant originally issued to the Selling Shareholder (the “Warrant Amendment”). Pursuant to the Warrant Amendment:

(i)	The maximum number of ordinary shares that may be issued upon exercise of the warrant was reduced from 5,000,000 to 2,500,000 (the “Amended Warrant Shares”);

(ii)	The exercise price of the warrant was reduced from $5.00 per share to $2.75 per share, subject to any adjustments provided for in the warrant as amended; and

(iii)	The issuance of any conversion shares pursuant to the convertible promissory note issued to the Selling Shareholder shall in no event be a dilutive issuance as defined in the warrant.

Except as expressly modified by the Warrant Amendment, the other terms of the warrant, including the exercise period, adjustment provisions and other mechanics of exercise, remain unchanged.

The Warrant Amendment does not alter the terms of the convertible promissory note issued to the Selling Shareholder, including the initial conversion price of $2.75 per share, as previously disclosed.

Updated Information About the Securities Registered for Resale

The registration statement and Prospectus currently relate to the offer and resale by the Selling Shareholder of up to an aggregate of 7,100,000 ordinary shares (the “Registrable Securities”), consisting of:

(i)	ordinary shares issuable upon conversion of the convertible promissory note held by the Selling Shareholder, based on the note’s initial fixed conversion price; and

(ii)	up to 5,000,000 ordinary shares originally issuable upon exercise of the warrant at an initial exercise price of 5.00 dollars per share.

As a result of the Warrant Amendment:

(i)	the maximum number of ordinary shares that may be issued under the warrant has been reduced to 2,500,000; and

(ii)	the exercise price of the warrant has been decreased to 2.75 dollars per share.

Accordingly, from and after the date of this Prospectus Supplement, references in the Prospectus to “Warrant Shares” or similar terms should be understood to refer to up to 2,500,000 ordinary shares issuable upon exercise of the warrant, as amended, subject to any anti-dilution or other adjustment provisions in the warrant as amended.

The total number of ordinary shares registered under the registration statement (7,100,000 ordinary shares) is not being increased by this Prospectus Supplement, and no additional securities are being registered at this time. Because the registration statement continues to cover up to 5,000,000 warrant shares as originally issued, it now registers more ordinary shares underlying the warrant than can actually be issued pursuant to the warrant as amended. The excess registered warrant shares will not be issued and will be eligible to be removed from registration at the termination of the offering pursuant to a post-effective amendment, as described under “Plan of Distribution” and “Undertakings” in the registration statement.

Use of Proceeds

We will not receive any proceeds from the sale of ordinary shares by the Selling Shareholder pursuant to the Prospectus or this Prospectus Supplement.

We may receive gross proceeds from the cash exercise of the warrant, as amended, equal to the product of (i) the number of Amended Warrant Shares actually issued upon exercise of the warrant, and (ii) the exercise price of $2.75 per share (subject to adjustment), to the extent the warrant is exercised for cash rather than on a cashless basis. We intend to use any such proceeds for general corporate purposes, which may include working capital, capital expenditures, research and development, and potential strategic transactions.

Plan of Distribution

The Plan of Distribution section in the Prospectus continues to describe the general manner in which the Selling Shareholder may dispose of the Registrable Securities from time to time. This Prospectus Supplement does not change the identity of the Selling Shareholder or the methods by which the Selling Shareholder may sell the securities covered by the registration statement.

From and after the date of this Prospectus Supplement, references in the Plan of Distribution and elsewhere in the Prospectus to the warrant and the warrant shares should be read to take into account the Warrant Amendment, including the reduced number of Amended Warrant Shares and the revised warrant exercise price.

No Other Changes to the Prospectus

Except as specifically set forth in this Prospectus Supplement, the information set forth in the Prospectus remains unchanged and in full force and effect. This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus and any other prospectus supplements relating thereto.

You should rely only on the information contained in or incorporated by reference into the Prospectus, this Prospectus Supplement, and any additional prospectus supplements or amendments that we may file. We have not authorized any other person to provide you with different or additional information

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